EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated, of our reports dated February 28, 2024, with respect to the consolidated financial statements of Comerica Incorporated and the effectiveness of internal control over financial reporting of Comerica Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
April 23, 2024